UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, D.C. 20549


                                  SCHEDULE 13G

                    Under the Securities Exchange Act of 1934

                               (Amendment No. 2)*




                         First Federal Bancshares, Inc.
                         ------------------------------
                                (Name of Issuer)


                                  Common Stock
                                  ------------
                         (Title of Class of Securities)


                                    32021B10
                                    --------
                                 (CUSIP Number)


                                December 31, 2002
                                -----------------
            (Date of Event Which Requires Filing of this Statement)


This Schedule is filed pursuant to Rule 13d-1(b).

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).


                       [Continued on the following pages]

                                Page 1 of 4 Pages

Page 2 of 4 Pages                                              CUSIP #: 32021B10
                                                                        --------
--------------------------------------------------------------------------------

1. Name of Reporting Person:
     (I.R.S. Identification No. of above person):

     First Financial Fund, Inc.
     13-3341573


--------------------------------------------------------------------------------
2. Check the appropriate box if a member of a group:
     (a) (   )
     (b) (   )

--------------------------------------------------------------------------------
3. SEC use only:


--------------------------------------------------------------------------------
4. Citizenship or Place of Organization:

     Maryland

--------------------------------------------------------------------------------

                                               5.     Sole Voting Power

                                                      170,000
                                               ---------------------------------
     Number of shares                          6.     Shared Voting Power

     beneficially owned by                            0
                                               ---------------------------------
                                               7.     Sole Dispositive Power
     each Reporting Person with
                                                      0
                                               ---------------------------------
                                               8.     Shared Dispositive Power

                                                      170,000
--------------------------------------------------------------------------------
9.   Aggregate amount beneficially owned by each reporting person:

     170,000


--------------------------------------------------------------------------------
10.  Check if the aggregate amount in row (9) excludes certain shares:


--------------------------------------------------------------------------------
11.  Percent of class represented by amount in row (9):

     9.40%

--------------------------------------------------------------------------------
12.  Type of Reporting Person:

     IV

Page 3 of 4 Pages                                              CUSIP #: 32021B10
                                                                        --------
--------------------------------------------------------------------------------

                                  SCHEDULE 13G
                                  ------------

Item 1(a):  Name of Issuer:
---------------------------

              First Federal Bancshares, Inc.


Item 1(b):  Address of Issuer's Principal Executive Offices:
------------------------------------------------------------

              109 East Depot Street
              Colchester, Illinois 62326


Item 2(a):  Name of Person Filing:
----------------------------------

              First Financial Fund, Inc.


Item 2(b):  Address of Principal Business Office:
-------------------------------------------------

              Gateway Center Three
              100 Mulberry Street, 9th Floor
              Newark, New Jersey 07102-7503


Item 2(c):  Citizenship:
------------------------

              Maryland


Item 2(d):  Title of Class of Securities:
-----------------------------------------

              Common Stock


Item 2(e):  CUSIP Number:
-------------------------

              320228109


Item 3: Type of Person Filing Pursuant to ss.ss.240.13d-1(b) or 240.13d-2(b)
----------------------------------------------------------------------------
        or (c):
        -------

              An investment company registered under section 8 of the Investment Company Act of 1940 (15 U.S.C 80a-8)


Item 4:  Ownership:
-------------------
              (a) AMOUNT BENEFICIALLY OWNED: First Financial Fund, Inc., a registered closed-end investment company, may be deemed the beneficial owner of 170,000 shares of common stock of the Issuer.

              (b)   PERCENT OF CLASS:    9.40%

              (c) VOTING AND DISPOSITIVE POWER: First Financial Fund, Inc. has sole power to vote or to direct the vote and shared power to dispose or to direct the disposition of 170,000 shares of common stock of the Issuer. First Financial Fund, Inc. has shared power to vote or to direct the vote and sole power to dispose or to direct the disposition of 0 shares of common stock of the Issuer.

Page 4 of 4 Pages                                              CUSIP #: 32021B10
                                                                        --------
--------------------------------------------------------------------------------

                                  SCHEDULE 13G
                                  ------------


Item 5:  Ownership of Five Percent or Less of a Class:
------------------------------------------------------

              Not Applicable


Item 6:  Ownership of More than Five Percent on Behalf of Another Person:
-------------------------------------------------------------------------

              Not Applicable


Item 7:   Identification and Classification of the Subsidiary which Acquired the
--------------------------------------------------------------------------------
          Security Being Reported on by the Parent Holding Company:
          ---------------------------------------------------------
              Not Applicable


Item 8:  Identification and Classification of Members of the Group:
-------------------------------------------------------------------

              Not Applicable


Item 9:  Notice of Dissolution of Group:
----------------------------------------

              Not Applicable


Item 10:  Certification:
------------------------

                  By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired and are held in the ordinary course of business and were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.


Signature:
----------
                  After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete, and correct.


                                                 Date:  February 11, 2003


                                                 Signature: /s/ Arthur J. Brown
                                                            -------------------
                                                 Name/Title:  Arthur J. Brown
                                                              Secretary